Exhibit 99.1

Joint Filing Agreement

In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with all other Reporting Persons (as such term is defined in the Schedule 13G attached hereto) on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the Class A Ordinary Shares, par value of $0.0001 per share, of LexinFintech Holdings Ltd., a Cayman Islands exempted company, and that this Agreement may be included as an exhibit to such joint filing.

This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of February 12, 2018.

Taikang Asset Management Co., Ltd.	By:	/s/ Duan Guo Sheng
	Name:	Duan Guo Sheng
	Title:	CEO

Taikang Insurance Group Inc.
	By:	/s/ Chen Dong Sheng
	Name:	Chen Dong Sheng
	Title:	Chairman

Taikang Life Insurance Co., Ltd.	By:	/s/ Chen Dong Sheng
	Name:	Chen Dong Sheng
	Title:	Chairman

Magic Peak Investments Limited	By:	/s/ Tan Zuyu
	Name:	Tan Zuyu
	Title:	Director